Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the General Comptroller’s Office

and the Board of Directors of

Petróleos Mexicanos:

We consent to the use of our report dated May 16, 2016 relating to the consolidated financial statements of Petróleos Mexicanos, Productive State-Owned Subsidiaries and Subsidiary Companies (“PEMEX”) (previously Petróleos Mexicanos, Subsidiary Entities and Subsidiary Companies) incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus constituting a part of this Registration Statement on Form F-4.

Castillo Miranda y Compañía, S.C. (BDO Mexico)

/S/ BERNARDO SOTO PEÑAFIEL
C.P.C. Bernardo Soto Peñafiel Partner Mexico City, Mexico August 26, 2016